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                                    Exhibit 2.2*

                                  SUPPLY AGREEMENT
        FOR MAXIPIME-Registered Trademark- AND AZACTAM-Registered Trademark-


     This AGREEMENT is made between Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the state of Delaware, having offices at Route 206 and Province Line Road, Princeton, New Jersey 08543-4000 ("BMS") and Dura Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having offices at 7475 Lusk Boulevard, San Diego, CA 92121 ("DURA").


                                       RECITALS

     A.   BMS markets two products known as Maxipime-Registered
Trademark-(Cefepime Hydrochloride) and Azactam-Registered Trademark-
(Aztreonam).

     B. By separate agreement of even date herewith, DURA has obtained the right to distribute, market, and sell these two products in the United States and to use BMS's trademarks for such two products in such country, and BMS has granted such distribution rights to DURA, on the terms and conditions set forth in said separate Agreement.

     C. DURA also wishes to purchase from BMS, and BMS wishes to supply to DURA, DURA's entire requirements of each Product (as hereinafter defined), for use in the United States only, pursuant to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS.

     For all purposes of this Agreement, (i) the terms defined in this
Article 1 will have those meanings set forth in this Article 1, unless the context in the text of the Agreement dictates otherwise; and (ii) all dollar amounts refer to United States dollars.

     "ABBOTT LICENSE AGREEMENT" means the Agreement executed in 1985 between Abbott Laboratories, Inc. ("Abbott") and Bristol-Myers Squibb Company, as heretofore amended and as the same may be amended hereafter, covering, among other matters, the license by Abbott to make and use ADD-Vantage-TM- Vials containing certain BMS drugs, including Maxipime-Registered Trademark-, within the Territory.

     "AFFILIATE", with respect to any Party, means any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies

                                       1

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

of a Person, in each case, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the voting securities of a Person.

     "AGREEMENT" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each Party hereto.

     "AGREEMENT QUARTER" means each three-month period commencing on the first day of January, April, July, or October, as the case may be, during the Term.

     "AGREEMENT YEAR" means each 12-month period commencing on January 1 during the Term.

     "AZACTAM-Registered Trademark- TERM" has the meaning set forth in
Section 10.1 hereof.

     "BAXTER SUPPLY AGREEMENT" means the Agreement dated June 6, 1986 between Travenol Laboratories, Inc. ("Baxter") and E.R. Squibb & Sons, Inc., as heretofore amended and as the same may be amended hereafter, covering, among other matters, the supply by Baxter to BMS customers of Azactam-Registered Trademark- in packaged, premixed, sterile filled and frozen form in Baxter's VIAFLEX-Registered Trademark- plastic container delivery system (now know as the GALAXY-Registered Trademark- system) within the Territory.

     "BMS ENTITIES" means BMS and those BMS entities that (i) distribute, sell, or market any of the Products in the Territory; (ii) own or control any of the rights licensed to DURA hereunder; (iii) own or control any of the assets that are used in and are material to the conduct of the Business; and/or (iv) are party to any Third Party contracts that are material to the conduct of the Business.

     "BUSINESS" means the manufacture, distribution, sale and marketing of the Products within the Territory as conducted by BMS and its Affiliates as of the Execution Date. The Business does not include any of the operations, technology, intellectual property rights, research or assets relating to (A) any other product of BMS or any of its Affiliates or (B) the manufacture, distribution, marketing or sale of the Products for use outside the Territory.

     "COMMERCIALLY REASONABLE EFFORTS" of a Party shall mean those efforts consistent with the exercise of its prudent scientific and business judgment as applied to other research, development and commercialization efforts for products of similar scientific and commercial potential within the research programs and relevant product lines of such Party.

     "CONFIDENTIAL INFORMATION" has the meaning set forth in Article 9 hereof.

     "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 9.1.3 hereof.

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     "CONTROL" or "CONTROLLED BY" means, with respect to a right or license granted hereunder, possession by a Party or its Affiliates of the ability to grant a license or sublicense or to supply a Product in accordance with the terms of this Agreement, and without violating the terms of any agreement by such Party with any Third Party.

     "DISTRIBUTION AGREEMENT" means the separate agreement of even date herewith (as the same may be amended from time to time hereafter in accordance with the terms thereof), under which DURA has obtained the right to distribute, market, and sell the Products in the United States and BMS has granted such distribution rights to DURA, pursuant to the terms and conditions set forth in such separate agreement.

     "EFFECTIVE DATE" means January 1, 1999.

     "EXECUTION DATE" means the date that this Agreement is signed by the last Party to sign below.

     "FDA" means the United States Food and Drug Administration.

     "FUJISAWA LICENSE AGREEMENT" means the Agreement dated September 1, 1984, as amended heretofore and from time to time hereafter, between Fujisawa Pharmaceutical Company, Ltd, a Japanese corporation, and BMS covering the license to BMS of certain U.S. and foreign patents covering certain monocyclic beta-lactam compounds, including Aztreonam, starting materials, intermediates and manufacturing processes thereof.

     "IND" means an Investigational New Drug application filed with the FDA for any Product requesting permission to perform human clinical studies in accordance with 21 CFR Part 312, as the same may be amended or supplemented from time to time hereafter.

     "INTERIM SERVICES AGREEMENT" means the separate agreement of even date herewith (as the same may be amended from time to time hereafter in accordance with the terms thereof), under which BMS has agreed to provide certain interim services and Product co-promotion services to DURA, as more fully set forth therein.

     "KNOW-HOW" means, for each Product, any and all technical data, information, material and other know-how currently owned or controlled by BMS and its Affiliates or that may hereafter during the relevant Term for such Product be owned or controlled by BMS and its Affiliates and which relates to preclinical and clinical development, use and marketing of such Product; PROVIDED, however, that the foregoing shall not extend to any formulation or Manufacturing Know-How (including without limitation manufacturing processes and techniques and quality control assays and reference standards) owned or controlled by BMS or any of its Affiliates.

     "MANUFACTURING KNOW-HOW" means, for each Product, any and all technical data, information, material and other know-how currently owned or controlled by BMS and its Affiliates or that may hereafter during the relevant Term for such Product be owned or controlled by BMS and its Affiliates and which relates to the formulation or manufacture of such Product (including without limitation manufacturing processes and techniques, bulk actives, intermediates and excipients, and quality control assays and reference standards).

     "MAXIPIME-Registered Trademark- TERM" has the meaning set forth in
Section 10.1 hereof.

     "NDA" means a New Drug Application or Product License Application for any Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Product which are necessary for FDA approval to market a Product in the Territory.

     "PARTY" means BMS or DURA and, when used in the plural, shall mean BMS and DURA.

     "PERSON" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

     "PRODUCT" means any of the products listed on EXHIBIT 1.1A, packaged and labeled in accordance with applicable law and the applicable Product Registration, including all strengths and packaging configurations of the final finished dosage form presentations existing on the Effective Date, and any new products comprising either of the compounds Cefepime Hydrochloride or Aztreonam as may be added to this Agreement pursuant to Section 4.8 of the Distribution Agreement.

     "PRODUCT REGISTRATIONS" means the approvals or registrations for each Product which have been received by BMS in the Territory, including without limitation each IND, Drug Master File (DMF), and NDA for each Product.

      "PURCHASE PRICE" for a Product has the meaning set forth in Section 3.1 hereof.

     "RECALL" has the meaning set forth in Section 8.1 hereof.

     "RELATED AGREEMENTS" means the Distribution Agreement and the Interim Services Agreement.

     "SPECIFICATIONS" for each Product means such specifications for each Product as set forth in EXHIBIT 1.1B, as the same may be changed or supplemented by mutual written agreement of the Parties from time to time hereafter.

     "TAKEDA LICENSE AGREEMENT" means the Agreement dated May 7, 1991, as amended heretofore and from time to time hereafter, between Takeda Chemical Industries, Ltd, a Japanese corporation and BMS covering the license to BMS of certain U.S. and foreign patents covering cephalosporins, including Cefepime, starting materials, intermediates and manufacturing processes thereof.

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     "TERM" means the last to expire or terminate of the Azactam-Registered
Trademark- Term or the Maxipime-Registered Trademark- Term, as set forth in
Article 10 hereof.

     "TERRITORY" means the all fifty states of the United States of America. For sake of clarity and avoidance of doubt, Puerto Rico and any U.S. possessions and territories are not part of the Territory.

     "THIRD PARTY" means any Person who or which is neither a Party nor an Affiliate of a Party.

     "TO THE KNOWLEDGE OF" of a specified entity or any similar term means to the actual knowledge of the officers and key employees of the specified entity having operating responsibility for the business of such entity.

     "TRADEMARKS" means the trademarks registered by BMS for the marketing of the Products in the Territory, as more fully set forth on EXHIBIT 1.1A attached to the Distribution Agreement.

2.   GENERAL TERMS OF SUPPLY.

     2.1  SALE AND PURCHASE OF PRODUCT AND EXISTING INVENTORY.  Subject to
Section 2.12 hereof:

          2.1.1 In order to ensure the quality of the Product to be distributed by DURA under the Distribution Agreement, BMS shall sell to DURA, and DURA shall, and shall cause each of its Affiliates to, purchase from BMS, all of their respective requirements for the Product for resale or use in the Territory during the applicable Term for a given Product, pursuant to purchase orders submitted by DURA to BMS from time to time in accordance with
Section 2.3 hereof, at price determined in accordance with Section 3.1, and subject to the warranties set forth in Section 5.2. All Product purchased hereunder shall be resold solely in the Territory by DURA and its Affiliates.
 Except as provided in Section 2.11 hereof and Section 3.5 of the Distribution Agreement, all Product(s) supplied under this Agreement shall be in finished dosage form, filled, labeled and packaged for commercial sale by DURA, and DURA shall not alter in any manner any Product or its packaging as sold to it by BMS and shall resell such Product without alteration in the form sold to it by BMS.

          2.1.2 BMS shall sell to DURA, and DURA shall purchase from BMS, BMS' finished goods inventory of each Product on hand as of the Effective Date, at the Purchase Price set forth in Section 3.2 hereof and subject to the warranties set forth in Section 5.2.1; PROVIDED, however, that the warranty set forth in Section 5.2.1(iv) shall not apply; and provided, further, that DURA shall not be obligated to purchase any Product inventory that does not have a minimum remaining shelf life of at least eighteen (18) months, nor shall DURA be required to purchase BMS finished inventory for a Product that exceeds more than the first three (3) months of DURA's requirements following the Effective Date for such Product (by SKU#) except with DURA's prior written consent. All Product inventory purchased hereunder shall be resold solely in the Territory by DURA and its Affiliates. Except as provided in Section 2.11 hereof and Section 3.5 of the Distribution Agreement, all Product inventory sold to DURA shall be in finished dosage form, filled, labeled

                                       5
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and packaged for commercial sale by DURA, and DURA shall not alter in any manner any Product or its packaging as sold to it by BMS and shall resell such Product without alteration in the form sold to it by BMS.

          2.1.3 Once BMS has received all necessary governmental approvals for such label, all Product manufactured after the Effective Date will be sold under a label where the Product will be identified as a BMS-manufactured Product with DURA identified as the distributor thereof. BMS shall control all labeling (and any changes or supplements thereto) for each Product in the Territory, and shall have the responsibility at its expense for securing any approvals required by FDA to any such changes or supplements thereto. DURA shall not at any time do, cause to be done, or omit or permit any act inconsistent with the then existing labeling for any Product in the Territory.

          2.1.4 No terms and conditions contained in any purchase order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein. All Product orders under this Agreement shall be for not less than BMS' minimum order quantities for a given batch of Product, as such minimum quantities are set forth on
Exhibit 1.1A.

     2.2 FORECASTS. Upon execution of this Agreement, and thereafter on the first business day of each calendar quarter during the applicable Term for a given Product, DURA shall provide BMS with a good faith rolling forecast ("Forecast") of estimated quantities and anticipated delivery schedules, for each Product, for the following 24-month period, by calendar quarters; provided, that the first six (6) months of each such Forecast shall consist of the 3-month firm order placed by DURA concurrently with such Forecast pursuant to Section 2.3.2 (to be delivered within months 4-6 of such Forecast) and the 3-month firm order placed on the date of the previous Forecast (to be delivered within months 1-3 of the current Forecast) and the first nine (9) months of such Forecast for frozen premixed forms of Azactam-Registered Trademark- (to be shipped to DURA's customers by Baxter in accordance with Section 2.11) shall consist of the firm orders placed by DURA pursuant to Section 2.3.2. Subject to the foregoing, the Parties agree to use commercially reasonable efforts to correspond and/or meet periodically, at mutually convenient times and places, to coordinate delivery of necessary supplies and to discuss each Party's requirements under this Agreement and the mechanisms that can be established to assure that those requirements are met on a timely basis.

     With respect to two of the Azactam-Registered Trademark- formulations (500 mg/vial, 15mL and 2g/btl, 100mL), the parties recognized that the BMS minimum batch sizes will result in the purchase by DURA of Product that may well result in the purchase by DURA of more Product than DURA will require to meet its delivery requirements over the succeeding three months following delivery as well to fulfill its minimum inventory maintenance requirements under Section 2.4. The Parties agree to meet and confer following the Execution Date to discuss means of managing DURA's inventory requirements for these two Product SKU#s more effectively and to minimize potential write-offs due to out-of-date inventory.

     2.3  ORDERING.  Subject to Section 2.12 hereof:

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          2.3.1     Upon execution of this Agreement, DURA will provide BMS
with its best estimate of its requirements for the first six (6) months (nine
(9) months in the case of frozen premixed forms of Azactam-Registered Trademark- to be shipped to DURA's customers by Baxter in accordance with
Section 2.11) after the Effective Date, which estimate shall be attached as
EXHIBIT 2.3.1 hereto. BMS will supply such Product quantities as set forth in the BMS production schedule provided to DURA on December 18, 1998, and to the extent such amounts do not meet DURA's requirements as set forth in its estimated requirements for the first six months as set forth in EXHIBIT 2.3.1, BMS will use commercially reasonable efforts to supply same in accordance with DURA's requirements therefor. DURA agrees to purchase such quantities of each Product as supplied by BMS to meet DURA's requirements set forth on EXHIBIT 2.3.1 (which Product shall be supplied by BMS either from inventory purchased by DURA subject to and pursuant to Section 2.1.2 or from Product manufactured after the Effective Date). Following the initial six-month period (or 9-month period for Baxter supplied Products, as the case may be), orders shall be filled in accordance with the Forecasts and orders provided and placed by DURA pursuant to Section 2.3.2.

          2.3.2 Except as provided in Section 2.3.1, three (3) months (six (6) months in the case of frozen premixed forms of Azactam-Registered Trademark- to be shipped to DURA's customers by Baxter in accordance with
Section 2.11) before the beginning of any calendar quarter during the applicable Term for a given Product, DURA shall place a firm order in writing to BMS of the Product quantities to be purchased by DURA with respect to such calendar quarter (and specify the delivery schedule and destination for the Products ordered). Except as provided in Section 2.3.4, BMS will supply any such purchase order received by it where the quantity ordered for a given Product is not in excess of one hundred fifteen percent (115%) of the quantity for such calendar quarter that was contained in the Forecast provided by DURA on the date that was six (6) months (nine (9) months in the case of frozen or premixed forms of Azactam-Registered Trademark- to be shipped to DURA's customers by Baxter in accordance with Section 2.11) prior to such calendar quarter. Although BMS will use commercially reasonable to supply such excess quantity, BMS shall not be liable, for whatever reason, if it is unable to deliver any quantities ordered by DURA that are in excess of one hundred fifteen percent (115%) of the quantity for such calendar quarter that was contained in the Forecast provided by DURA on the date that was six
(6) months (nine (9) months in the case of frozen or premixed forms of Azactam-Registered Trademark- to be shipped to DURA's customers by Baxter in accordance with Section 2.11) prior to such calendar quarter. That portion of the excess which BMS cannot deliver as requested by such purchase order shall be delivered to and purchased by DURA in the first month thereafter as BMS is able to effect delivery of same. Except as provided in Section 2.3.4, in the event that the quantity ordered by DURA for a given Product is less than eighty-five percent (85%) of the quantity for such calendar quarter that was contained in the Forecast provided by DURA on the date that was six (6) months (nine (9) months in the case of frozen premixed forms of Azactam-Registered Trademark- to be shipped to DURA's customers by Baxter in accordance with Section 2.11) prior to such calendar quarter, DURA shall be obligated to pay to BMS such sum as it would have paid to BMS had it ordered eighty-five percent (85%) of the quantity for such calendar quarter that was contained in the Forecast provided by DURA on the date that was six (6) months (nine (9) months in the case of frozen premixed forms of Azactam-Registered Trademark- to be shipped to DURA's customers by Baxter in accordance with Section 2.11) prior to such calendar quarter.

          2.3.3 All Product ordered by DURA shall be consistent with BMS batch sizes or multiples thereof,

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as set forth in EXHIBIT 3.1.

          2.3.4 For deliveries to be made within the first year following the Effective Date, the eighty-five percent (85%) floor and the one hundred fifteen percent (115%) ceiling set forth in Section 2.3.2 shall be eighty percent (80%) and one hundred twenty percent (120%), respectively.

          2.3.5     Given that BMS' pricing for its Products will change on
* in accordance with Section 3.1, and in order to avoid a dispute over the timing of price changes as they apply to orders, the Parties agree that once DURA has placed its firm order for Product as of * of a given year, the Purchase Price for Product firm-ordered by DURA thereafter shall be governed by the new price that will apply on the following *.

     2.4  MINIMUM INVENTORY.

          2.4.1 DURA REQUIREMENT. Subject to Section 2.4.3, DURA will use commercially reasonable efforts to maintain at least three (3) months' inventory (based on one-fourth of its Forecast for the 12-month period commencing on the first day of the calendar quarter for which such Forecast is provided) of each Product at all times beginning January 1, 2000 through the date that is three months prior to the end of the applicable Term for such Product (unless DURA and BMS have agreed in writing prior to such date that DURA will purchase any remaining stock of inventory on hand at the end of such applicable Term).

          2.4.2 BMS REQUIREMENT. Subject to Section 2.4.3, beginning January 1, 2000, and subject to Section 2.12 hereof, BMS will use commercially reasonable efforts to maintain at least three (3) months' inventory of each Product at all times beginning January 1, 2000 through the date that is three months prior to the end of the applicable Term for such Product (unless DURA and BMS have agreed in writing prior to such date that DURA will purchase any remaining stock of inventory on hand at the end of such applicable Term). Said three month inventory shall be based on one-half of the sum, as determined on the date that DURA places a firm order, of the quantity of a Product (i) previously firm ordered by DURA pursuant to Section
2.3.2 for delivery within the 3-month period immediately preceding the date of such firm order and (ii) previously firm ordered by DURA for delivery within the 3-month period immediately following the date of such firm order.

     2.5  SHIPMENTS.  Except as provided in Section 2.11 hereof and Section
3.5 of the Distribution Agreement, BMS shall ship each order, F.O.B. the BMS manufacturing facility for each Product, to DURA or its designee at the location specified, as instructed by DURA. Freight and insurance shall be for the account of DURA or shall be reimbursed by DURA, and BMS shall use commercially reasonable efforts to assist DURA in arranging any desired insurance. Title shall pass to DURA, and the risk of loss, delay or damage in transit shall be with DURA, from and after delivery to the designated carrier. BMS shall package each Product for shipment (and shall instruct Baxter to package each premixed frozen Azactam-Registered Trademark- Product for shipment) in accordance with its (or Baxter's, as the case may be) customary practices therefor, unless otherwise specified by DURA, in which event, any extra costs incurred by BMS or

                                       8

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Baxter on account of any changes requested by DURA shall be reimbursed by DURA.

     2.6  RECEIPT OF PRODUCT; ACCEPTANCE.

     Except as provided in the Baxter Supply Agreement or as specifically provided otherwise in Section 2.11 hereof or in any Related Agreement:

          2.6.1 On or before the delivery of each shipment of each Product, BMS will provide to DURA a Certificate of Analysis for the shipment being delivered. DURA shall be entitled to reject any portion or all of any such shipment that does not conform to the Certificate of Analysis (other than as a result of damage in transit) or fails to comply in any material respect with any other Specifications mutually agreed upon in writing for such Product; PROVIDED, that DURA will notify BMS within fifteen (15) business days after receipt of the shipment as to whether DURA is rejecting such shipment. If no such notice is provided by DURA, then DURA shall be deemed to have accepted the shipment ("Acceptance"); provided, that in the case of Products having latent defects which upon diligent examination by DURA upon receipt should not reasonably have been discovered, DURA must give written notice of rejection within twenty (20) days after DURA discovers or should reasonably have discovered such latent defect (and so long as DURA is able to demonstrate that such defect was not attributable to any act or omission of DURA or the common carrier once the Product shall have been delivered by BMS to such common carrier). Any notice of rejection by DURA shall be accompanied by a reasonably detailed statement of its reasons for rejection and a report of any pertinent analysis performed by DURA on the allegedly nonconforming Product, together with the methods and procedures used. BMS shall notify DURA as promptly as reasonably possible, but in any event within ten (10) days after receipt of such notice of rejection, whether it accepts DURA's assertions of nonconformity.

          2.6.2 Whether or not BMS accepts DURA's assertion of nonconformity, promptly on receipt of a notice of rejection, BMS shall use commercially reasonable efforts to provide replacement Product for that rejected by DURA in the original shipment. However, if the Product rejected by DURA from such original shipment ultimately is found to be nonconforming (whether pursuant to Section 2.6.3 or if BMS acknowledges same in writing), BMS shall, to the extent that DURA may previously have paid for such nonconforming Product, bear its own expenses of such replacement Product (including all transportation and/or disposal charges and cost of manufacture for such nonconforming Product), and BMS shall determine if the nonconforming Product shall be destroyed or returned to it. If DURA shall not previously have paid for the allegedly nonconforming Product, and it is determined subsequently that such Product was in fact conforming (whether pursuant to Section 2.6.3 or if DURA acknowledges same in writing), then DURA shall be responsible for the purchase price for the allegedly nonconforming Product (including all transportation charges), as well as, upon receipt and acceptance by DURA in accordance with the procedures (and at the same price charged in the original shipment) set forth herein, the replacement Product. Replacement shipments shall also be subject to the procedures contained in this subparagraph. BMS shall be under no obligation to accept a return of Product except as provided for in this subparagraph.

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          2.6.3     If BMS disagrees with any alleged nonconformity, then an
independent GMP laboratory (or other expert) of recognized repute, selected by BMS and reasonably acceptable to DURA, shall analyze an aliquot sample or such other portions of a shipment, furnished by DURA from the shipment received by DURA, as may be necessary to substantiate whether the shipment rejected by DURA conformed in all material respects to the Certificate of Analysis and/or any other pertinent Specifications. The laboratory (or expert) shall use such procedures and tests as the laboratory may consider necessary or appropriate to reach a conclusion. Both Parties agree to cooperate with the independent laboratory's reasonable requests for assistance in connection with its analysis hereunder. Both Parties shall be bound by the laboratory's results of analysis, which, absent manifest error, shall be deemed final as to any dispute over compliance of the Product in all material respects with the Certificate of Analysis and/or any other pertinent Specifications. The costs incurred by the laboratory shall be borne by the losing Party, or if the laboratory cannot place the fault noticed and complained about, then the Parties shall share equally the expenses connected with the expert.

          2.6.4 Where BMS accepts DURA's rejection of nonconformity (or if not, then following the decision of the independent laboratory that the shipment was nonconforming), BMS shall promptly make arrangements (but within 30 days thereafter) for the return or disposal, at BMS's option, of any nonconforming Product. If BMS requests that DURA dispose of such nonconforming Product, DURA shall lawfully destroy such Product promptly, and provide BMS with written certification of such destruction. BMS shall pay (or reimburse DURA for) any reasonable return shipping charges or out-of-pocket costs incurred by DURA for such return shipment or lawful disposal of such nonconforming Product.

          2.6.5 All Products sold to DURA hereunder shall be used by DURA in accordance with the terms and conditions of this Agreement and the applicable terms and conditions of any applicable Related Agreement then in force and effect.

     2.7  QUALITY CONTROL; CHANGE IN SPECIFICATIONS OR SUPPLIER.

          2.7.1 Except as provided in the Baxter Supply Agreement or as specifically provided otherwise in Section 2.11 hereof or in any Related Agreement, BMS shall conduct quality control testing of the Product prior to shipment in accordance with the applicable NDAs and BMS' customary practices therefor (for Product shipped by Baxter, BMS' quality control testing shall be conducted solely on the bulk Product supplied by BMS prior to shipment to Baxter). BMS shall retain records pertaining to such testing as required by law.

          2.7.2 BMS shall have the right, at its expense and in consultation with DURA, to change the Specifications from time to time at any time during the term of this Agreement or if BMS is required to do so by any regulatory agency having jurisdiction over the Product, on not less than 120 days' prior written notice to DURA. In such event, BMS shall be responsible at its expense for ensuring that any such change is approved by each applicable regulatory authority in the Territory, and DURA shall provide reasonable cooperation to BMS in connection therewith. If a change requires prior approval by FDA, such change will not be implemented in respect of such Product until such change has been so approved. BMS agrees to seek DURA's prior written consent (not to be unreasonably withheld) for changes to the Specifications that BMS may elect to make that would impose a material adverse cost upon DURA or that would involve a change in form or potency of any Product set forth on Exhibit 1.1A.

          2.7.3 BMS shall determine in its sole discretion, and may from time to time change, the source of supply of the Product without the consent of DURA, provided that BMS shall give DURA prior written notice of its intention to do so, and that BMS shall be responsible for securing all regulatory approvals at BMS' expense that may be required to effect such change. DURA understands and accepts that BMS is planning to change its manufacturing facility for the Azactam-Registered Trademark- Product from BMS' New Brunswick, New Jersey facility to a BMS Affiliate's manufacturing facility in Anagni, Italy.

          2.7.4 BMS in its sole discretion shall determine, and may from time to time change without the consent of or notice to DURA, the Affiliate that shall invoice DURA for any Product supplied hereunder, and, subject to
Section 2.7.2 hereof and to Section 4.4.3, 4.4.4 and 4.12 of the Distribution Agreement, any manufacturing processes used in manufacturing a given Product, any intermediates, excipients, reagents or other compounds used in the manufacture of any Product, and any suppliers of any components used in making a Product.

     2.8  RETENTION OF REGISTRATIONAL DOSSIER.

          2.8.1 BMS shall retain all rights, title and interests in and to the Product Registrations for each Product in the Territory. DURA shall not at any time do, cause to be done, or omit or permit any act inconsistent with the Product Registration for any Product in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to sell a Product to DURA or for DURA to initiate marketing and sale of a Product in the Territory, the Parties shall cooperate fully to ensure that such filings and approvals are obtained or made as expeditiously as reasonably practicable.

          2.8.2 BMS shall have sole responsibility for maintaining, and shall use commercially reasonable efforts to maintain, the Product Registrations in the Territory at its expense, including without limitation filing IND and NDA Annual Reports. BMS shall keep DURA informed on a timely basis as to any developments that would have a material adverse effect on a Product Registration. Subject to such limitations as BMS may have under the Abbott License Agreement and the Baxter Supply Agreement with respect to access to and disclosure of information contained in the product registrations filed by such Third Parties with respect to their plastic container systems used in the manufacture of a Product, BMS shall provide DURA, upon request after reasonable notice from DURA, with access to copies of all filings submitted by BMS to the NDA for each Product (other than to the CMC section) and, with respect to clinical trials for the Products sponsored by BMS that are included in the NDA for a given Product, copies of the Application Summary for such Product, which provides a comprehensive summary of all clinical trials conducted under the NDA for such Product. Nothing set forth herein shall permit DURA to photocopy or otherwise make a reproduction of the NDAs without the prior written consent of a Vice President of BMS. DURA shall cooperate with BMS with respect to obtaining and/or maintaining the Product Registrations, and shall execute, acknowledge and deliver such further instruments at BMS' request and expense, and use commercially reasonable efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to obtain and maintain the Product Registrations in the Territory. DURA shall, on a timely basis, provide to BMS all information that DURA has from time to time during the applicable Term for each Product that BMS does not have that is reasonably necessary and relevant to BMS's obligations hereunder to fulfill such Product Registration maintenance requirements (including, but not limited to, providing sales distribution information concerning the Products), and shall otherwise cooperate with BMS as reasonably necessary in connection therewith. BMS shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the Product Registrations and any other issues in connection with such Product Registrations (including, but not limited to, decisions to recall the Products) and on whether and how to communicate with the FDA and other applicable governmental agencies or authorities in connection therewith; PROVIDED, that BMS will not, except where required by, or to fulfill its obligations under, applicable law or except where required by a governmental agency or authority acting within the scope of its authority, supplement, amend or otherwise alter a Product Registration so as to materially and adversely alter the rights granted to DURA hereunder that are derived from such Product Registration.

     2.9 MATERIAL SAFETY DATA SHEETS. BMS shall provide DURA with all material information currently known to BMS regarding handling precautions, toxicity, and hazards associated with each Product as the same are set forth in the applicable Material Safety Data Sheet for each Product provided by BMS to its own employees as in effect from time to time.

     2.10 BMS DISCRETION TO MAINTAIN MANUFACTURING PROCESS PATENTS, FORMULATIONS, AND SUPPLY CONTRACTS.

          2.10.1 Notwithstanding any other provision of this Agreement, including without limitation Article 7 hereof, BMS shall have the sole right, but not the obligation, at its sole discretion and expense, to prosecute, maintain, enforce, defend or abandon any patent rights and know-how owned or controlled by BMS covering the manufacture of a Product, except that BMS shall use commercially reasonable efforts to maintain, at its cost and expense (subject to Section 3.1 hereof), the patent rights licensed to it under (i) the Takeda License Agreement, (ii) the Fujisawa License Agreement, and (iii) the Abbott License Agreement. The foregoing shall not require BMS to grant additional rights or to provide any additional consideration to Takeda, Fujisawa or Abbott, as the case may be, beyond that which BMS is obligated to pay or provide under the terms of the current applicable agreement.

          2.10.2 Notwithstanding any provision of this Agreement that may imply or provide to the contrary, BMS shall have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by BMS covering the supply of any compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of a Product, except that BMS shall use commercially reasonable efforts to maintain, at its cost and expense, the supply of Product under the Baxter Supply Agreement. The foregoing shall not require BMS to extend such Agreement, to grant additional rights to Baxter, or to provide any additional consideration to Baxter beyond that which BMS is obligated to pay or provide under the terms of the current applicable agreement.

          2.10.3 BMS shall have no obligation, express or implied, to develop new formulations, dosages, forms of administration, or preparations
for the Product, other than those in effect as of the Effective Date.   DURA
acknowledges and accepts that BMS may, at BMS' discretion and expense, pursue or conduct such studies as are necessary to convert Azactam-Registered Trademark-(other than the frozen, premixed presentation prepared by Baxter) from a lyophilized product to a crystalline, sterile dry powder fill product. BMS shall be responsible for making any regulatory filings and conducting any studies as are necessary, at its expense, to obtain regulatory approval for such dry powder fill product for Azactam-Registered Trademark-. Upon receipt of regulatory approval to market a sterile dry powder fill product for Azactam-Registered Trademark-, such product shall replace the lyophilized Azactam-Registered Trademark- product as set forth in the Exhibits attached to this Agreement and to any Related Agreement.

     2.11 BAXTER SUPPLY AGREEMENT. Pursuant to the terms of the Baxter Supply Agreement, BMS provides Baxter with bulk Aztreonam, and Baxter then fills, labels and packages the finished dosage form for all frozen premixed presentations of the Azactam-Registered Trademark- Product. Although all such presentations of the Azactam-Registered Trademark- Product are sold under agreement between BMS and the ultimate customer, Baxter stores all frozen premixed presentations of the Azactam-Registered Trademark- Product and ships same to each BMS customer in accordance with instructions provided by BMS. BMS does not test said frozen premixed presentations of the Azactam-Registered Trademark- Product before the same are shipped to a customer by Baxter. BMS will cooperate with DURA to ensure that such presentations of the Azactam-Registered Trademark- Product are shipped to DURA's customers in accordance with instructions provided by DURA and in accordance with the terms of the Baxter Supply Agreement, until such time as Baxter and DURA may enter into a separate agreement under which DURA shall inform Baxter directly of DURA's customers and delivery instructions for frozen premixed presentations of the Azactam-Registered Trademark- Product.

     2.12 MAXIMUM CAPACITY. DURA acknowledges and agrees that BMS' supply obligations under this Agreement shall be limited to BMS' existing supply capacity for the supply of bulk compound for the Products for use in the Territory. These supply capacities are set forth on Exhibit 2.12. Notwithstanding any other provision in this Agreement or any Related Agreement that may state or imply to the contrary, BMS shall not be obligated to manufacture or provide supplies of a Product for use in the Territory in excess of the bulk compound capacity for such Product as set forth on such Exhibit. In the event that either Party believes that the market that DURA is building for either or both of these Products will exceed said BMS capacity for such Product, such Party shall so notify the other promptly, and the Parties agree to meet and confer with a view to finding a mutually agreeable solution to DURA's supply requirements.

     In the event that BMS is able to improve both its bulk and finished manufacturing processes for either Product in a manner that BMS believes may enable it to increase the maximum capacity limitation set forth on Exhibit
2.12 without incurring any material additional cost (including without limitation direct and indirect costs, including overhead), BMS will consider in good faith (the decision for which shall be made at BMS' sole and absolute discretion and without any obligation, express or implied, to make any such change) adjusting the maximum capacity limitation on said Exhibit to reflect such increased capacity figure. DURA may request that BMS undertake such a review not more than once per annum, but BMS shall not be obligated to share the results of its analysis with DURA nor the data or inputs comprising such analyses.

     2.13 SUPPLY FOLLOWING APPLICABLE TERM FOR A PRODUCT.

          2.13.1 Three and one-half years prior to the end of the applicable Term for a given Product, the Parties will meet and confer for the purpose of discussing whether, and upon what terms, BMS would be willing to supply and DURA would be willing to purchase such Product following the applicable Term for such Product (it being understood that neither Party shall be obligated, expressly or impliedly, to agree to same). If the Parties conclude that there is no mutual interest within three (3) months thereafter or are unable to reach a mutually acceptable written agreement on an extension of such supply by not later than three (3) years prior to the end of the applicable Term for a given Product, then, where permitted by and subject to the terms and conditions of Section 2.13.2, BMS shall provide to DURA or such Third Party manufacturer as DURA may designate, under an obligation of confidentiality (and any such Third Party contractor or subcontractor shall be required to sign a confidentiality agreement with respect to the nondisclosure and use of same), such Manufacturing Know-How (including a copy of, and/or rights of reference to, BMS' Product Registrations for such Product) as will enable DURA or such Third Party to make such Product only, and no other product, following the applicable Term for such Product; provided, that BMS shall not be obligated to provide more than one hundred twenty (120) man-hours of on-site consulting advice (including travel time) or devote any time or effort to the conduct of any tests, studies or assays required for the transfer of such manufacturing or the Product manufactured by or for DURA, unless BMS is reimbursed for its fully-burdened costs (including without limitation its personnel) incurred to provide such advice or services.

          2.13.2 Following the expiration of BMS' supply obligation for a Product, and provided that such supply obligation did not terminate as a result of the termination of this Agreement (or BMS' supply obligation hereunder as to such Product) prior to the end of the applicable Term for such Product as a result of any action taken by BMS pursuant to any of Sections 10.2, 10.3 or 10.4, BMS shall grant to DURA the nonexclusive right and license under any patent rights owned or controlled by BMS or any of its Affiliates, the nonexclusive right to reference BMS' Product Registrations for such Product, and to use the Manufacturing Know-How for the sole purpose of enabling DURA to make the Product (with right of sublicense solely to enable a Third Party to manufacture the Product) for the sole purpose of supplying DURA's requirements for marketing and sale of the Product within the Territory, but not to make any other product or to make the Product for sale outside the Territory; PROVIDED, that:

               2.13.2.1 The foregoing shall not apply to any rights as may be exclusively licensed to BMS under the Takeda License Agreement unless and until BMS and DURA shall have reached a written agreement as to same as set forth in Section 4.7 of the Distribution Agreement. DURA shall be jointly and severally liable and responsible for all acts or omissions of any of its sublicensees;

               2.13.2.2 DURA (and its permitted sublicensees under this Section 2.13.2) shall comply with all terms and conditions of all agreements ("Third Party License Agreements") covering the license of any rights to BMS that are sublicensed to DURA under this Section 2.13.2, in whole or in part, and shall reimburse BMS for any payments to be made by BMS to such Third Party licensor on account of the rights sublicensed by BMS to DURA, or on account of the exercise by DURA of the rights sublicensed to it, under such Third Party License Agreements (or, if BMS and DURA mutually agree in writing, DURA shall make such payments required to be made by it to the Third Party licensor directly). DURA shall be primarily responsible and liable for the performance and compliance by its permitted sublicensees of the terms and conditions of this Agreement and any Third Party License Agreement;

               2.13.2.3 Each permitted sublicensee Party shall have first agreed in writing with DURA and BMS to keep all necessary books and records and to permit BMS to review such books and records pursuant to this Agreement and to observe all other applicable obligations and terms imposed on DURA under this Agreement or any Third Party License Agreement applicable to the duties assigned, delegated and/or sublicensed to such Third Party by DURA.

               2.13.2.4 DURA shall indemnify and hold BMS and its Affiliates harmless from and against any liability, damages, loss, cost or expense incurred by BMS arising out of or in connection with a breach by DURA or any of its Affiliates (or any of its permitted sublicensees) of any of the terms and conditions of a Third Party License Agreement. In the event of a breach by a DURA Affiliate of the applicable terms of a Third Party License Agreement, BMS, as well as such Third Party licensor (which shall be an express third party beneficiary of DURA's obligations thereunder) shall be entitled to proceed directly against DURA to enforce same or to pursue any remedies available to it, at law or in equity;

     As part of any transfer of manufacturing operations for a Product to DURA, DURA and BMS will coordinate an appropriate phase-out of BMS' minimum inventory holding under Section 2.4 with respect to such Product to be manufactured by DURA so that BMS may avoid to the maximum practicable extent a write-off of any such inventory upon transfer.

     2.14 BACK-UP SUPPLY. With respect to Maxipime-Registered Trademark-, BMS agrees to commercially reasonable efforts to qualify a back-up facility or supplier for the finishing of packaged Maxipime-Registered Trademark-Product, but not bulk compound, as promptly as reasonably practicable after the Effective Date; PROVIDED, however, that BMS shall not be obligated to qualify a back-up supplier or facility to finish or package any of the Piggyback or ADD-Vantage-Registered Trademark- formulations for Maxipime-Registered Trademark- or any back-up supplier of the frozen, premixed formulation of Azactam-Registered Trademark- supplied by Baxter.
BMS estimates that, unless unanticipated regulatory problems are encountered, BMS will be able to qualify a back-up BMS finishing facility with one year after the Effective Date. With respect to Azactam-Registered Trademark- (other than the frozen, premixed presentation prepared by Baxter), BMS has already qualified a Third Party (Ben Venue) as of the Effective Date to provide finished Product (but not bulk compound) for the lyophilized Aztreonam product. If and when BMS switches to a crystalline, sterile dry powder fill Aztreonam product and has transferred the finishing and packaging for this Product to its Anagni, Italy facility, BMS will use commercially reasonable efforts to qualify a back-up BMS facility or supplier of said finished, packaged Product (but not the bulk compound) within one-year after BMS has so transferred its finishing facility to Anagni, Italy to make the finished, packaged, sterile dry powder Aztreonam Product. BMS will use commercially reasonable efforts to maintain, once established, a back-up supplier or back-up BMS finishing facility for packaging and finishing each Product during the applicable Term for such Product. BMS shall be entitled to change in its discretion its back-up supplier or back-up supply facility once all necessary approvals have been obtained and shall give DURA prompt written notice of any such change. It is understood that BMS is under no obligation to qualify a back-up supplier or facility to make bulk cefepime hydrochloride or bulk aztreonam.

     2.15 PRIORITY TO DURA.    In the event that BMS is unable to supply the
total demands of all of its customers for firm orders of the Product provided for in this Agreement for any reason other than those covered by Article 11), BMS shall first allocate any available Product among firm orders placed by DURA and BMS' Third Party customers and licensees, excluding BMS' own divisions and departments, proportionately to the amounts so firm-ordered by DURA and by such Third Parties and licensees, with any balance then remaining being available for BMS' own divisions and departments.

3.   PURCHASE PRICE FOR PRODUCTS AND CLOSING INVENTORY.

     3.1  PURCHASE PRICE.

          3.1.1     The purchase price for each Product sold to DURA pursuant to
Article 2 hereof shall be equal to the price for such Product set forth on
EXHIBIT 3.1 for purchase orders received by BMS under Section 2.4 prior to *, as such price is adjusted on each anniversary date thereafter as set forth in this Section 3.1 (the "Purchase Price"). The price of each such Product shall be adjusted as of *, and on each * thereafter during the applicable Term for a Product, by such percentage increase or decrease in the U.S. Producers Price Index for Finished Goods (or successor index) as published by the U.S. Department of Labor, Bureau of Statistics (or successor governmental entity), as shall have occurred for the immediately preceding twelve-month (1/1-12/31) period, subject, however, to such additional adjustments as may occur as set forth in Sections 3.1.2 and 3.1.3 below. The Purchase Price adjustment under this Section 3.1.1 shall be retroactively effective to said *, even though the index figures needed to calculate such change will not be available until published by the Bureau of Statistics after *.

          3.1.2 Subject to Section 3.3, BMS may elect in its discretion to adjust for any given year that portion of the prior year's Purchase Price of a Product that represents such Product's variable costs (including without limitation costs of labor, cost of supplies, materials increases, and cost of Third Party supplies and services, but excluding overhead) by the actual percentage change in such variable costs incurred in that year, rather than adjusting such portion by the change in the index set forth above. All other components of the Purchase Price of such Product for such year shall be adjusted by the index set forth above. For purposes of pricing Product ordered by DURA on said * and

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

thereafter, all components of the Purchase Price of such Product shall be adjusted as of * by the change in the index as set forth in Section 3.1.1, until such time as BMS notifies DURA that it is electing to change said portion of the annual adjustment to the Purchase Price attributable to variable costs by said difference between the percentage change in the actual variable cost component of such Product and the percentage change attributable to the index. Once BMS has so notified DURA in writing that BMS is electing, for such year, to change said portion of the annual adjustment to the Purchase Price that is attributable to variable costs by such difference between the percentage change in the actual variable cost component of such Product and the percentage change attributable to the index, then the Purchase Price with respect to firm orders placed by DURA after such date shall be increased accordingly effective upon receipt of such notice; however, for purposes of calculating future annual changes thereafter to the Purchase Price of the Product under Section 3.1.1, such change shall be deemed to have occurred retroactively to *. If BMS does not notify DURA of any change under this Section 3.1.2 within the year following the * date to which such change would be retroactively effective for purposes of calculating future annual changes thereafter to the Purchase Price under
Section 3.1.1, BMS shall be deemed to have waived its right to apply this section 3.1.2 with respect to the year that the change in costs occurred.

          For sake of clarity and avoidance of doubt, the following example is intended to illustrate how this Section 3.1.2 would work: Assuming that the Purchase Price of a vial of Product for a given SKU# is $20.00 on *, and the Producers Price Index increases by 5% between * and *, then the Purchase Price of the Product shall be automatically adjusted to $21.00 on 1/1/2000, both for purposes of calculating the price to be paid by DURA to BMS for firm orders on or after such date, as well as for setting the baseline price on which the following year's annual adjustment shall be made. Assume, too, that the sum of all of BMS' variable costs for the Product as of * represented $8.00 of the $20.00 Purchase Price, and that such variable costs actually increased in the aggregate by 10% over the * period. If BMS notifies DURA within one (1) year after * that its variable prices for the Product actually rose by 10% for the period from * and that BMS is electing to adjust the Purchase Price for such SKU# in accordance with this Section 3.1.2 (and assume that BMS provides such notice on May 1, 2000), then: (i) the Purchase Price of such Product SKU# shall be increased to $21.40 ($20.00 + ($12.00 x
 .05) + ($8.00 x .10)) for firm orders placed by DURA after May 1, 2000; (ii) for purposes of determining the annual price adjustment on *, the Purchase Price of the Product on * shall be deemed to have been $21.40 (with variable costs comprising $8.80 of such figure); and (iii) DURA shall be entitled to exercise its audit rights under Section 3.3 with respect to such increase in the variable price component only for the * period.

          3.1.3 The Purchase Price of each such Product shall also be adjusted, effective immediately, by any additional fees, royalties, costs or other compensation as BMS may be required to pay to (i) Baxter in order to retain Baxter's commitment to supply premixed frozen Azactam-Registered Trademark- Product (beyond such fees, royalties, costs or other compensation as BMS may be obligated to pay under the Baxter Supply Agreement as of the Execution Date), provided that DURA shall have agreed to same in writing in advance (it being understood that if DURA does not agree to pay all such additional fees, royalties, costs or other compensation as BMS may be obligated to pay in order to renew or extend the Baxter Supply Agreement or otherwise pay in order to obtain Baxter's agreement to continue to supply premixed

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

frozen Azactam-Registered Trademark- Product, BMS shall be under no obligation to so extend or renew the Baxter Supply Agreement or to negotiate or enter into any other agreement with Baxter to supply same), and/or (ii) Takeda, as more fully set forth in Section 4.7 of the Distribution Agreement.

     3.2 PURCHASE PRICE FOR EXISTING INVENTORY. The purchase price for finished Product inventory supplied to DURA pursuant to Section 2.1.2 hereof shall be as set forth on EXHIBIT 3.2.

     3.3 AUDIT OF COST RECORDS. DURA shall not be entitled to audit BMS' cost records for a given Product, unless BMS has elected to adjust its price for a Product in accordance with Section 3.1 above for a given year based on the change in BMS' actual variable costs for the preceding year. In such event, DURA shall have the right to audit (not more frequently than once with respect to any given year for which BMS has so elected to adjust its price), at its expense (which shall include reimbursement to BMS for the administrative costs it incurs in connection with the review) at reasonable times during normal business hours and upon reasonable notice, to have a "Big Five" accounting firm review BMS' books and records relating to the manufacture of the applicable Product(s), for the sole purpose of verifying BMS' determination of its change in variable costs for the year in question under Section 3.1.2. Such accounting firm shall sign an appropriate confidentiality agreement reasonably acceptable to BMS, and shall not disclose to DURA the individual cost records or figures or any information that would result in a disclosure of information relating to Manufacturing Know-how, but shall be entitled to disclose to DURA's its conclusion as a result of its audit and, if necessary, disclose its work records to DURA to the extent necessary to assist DURA in enforcing its rights under this Agreement. A copy of the auditing entity's conclusions of its audit shall be furnished to BMS at least ten (10) days prior to disclosure to DURA so that BMS may determine if any BMS Confidential Information pertaining to its Manufacturing Know-how would be disclosed thereby and to allow BMS an opportunity to review the accuracy of the auditing firm's conclusions prior to disclosure to DURA. DURA shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount due, in which event, BMS shall bear the full cost of such audit. Any amounts that are determined to be due and owing by BMS to DURA or by DURA to BMS following such audit shall be paid within ten (10) business days thereafter, together with any interest due thereon from the date of overpayment by DURA at the rate of twelve percent (12%) per annum; PROVIDED, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

4.   PAYMENTS AND REPORTS.

     4.1 PAYMENT. BMS shall submit invoices to DURA for Product promptly after shipment. The invoices shall reflect the price for the Product as set forth within Section 3.1. Payments shall be made by DURA within thirty (30) days of receipt of the invoice.

     4.2 MODE OF PAYMENT. DURA shall make all payments required under this Agreement by wire transfer to a bank account designated by BMS in United States Dollars.

     4.3 TAXES. Any and all transfer, sales, use, registration and other taxes imposed upon or with respect to or measured by the sale or delivery by BMS to DURA of any Product hereunder shall be the responsibility of and for the account of DURA. Such amounts shall be included on BMS's invoices to DURA for such Products. Anything to the contrary notwithstanding, DURA shall have no obligation to pay any income tax imposed on BMS or any of its Affiliates which may arise from the transactions contemplated by this Agreement.

     4.4 LATE PAYMENTS. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of twelve percent (12%) per annum; provided that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit BMS from exercising any other rights it may have as a consequence of the lateness of any payment.

5.   COMPLIANCE WITH LAWS; COMPLIANCE AUDITS; REPRESENTATIONS AND WARRANTIES.

     5.1  COMPLIANCE WITH LAW; COOPERATION; COMPLIANCE AUDITS.

          5.1.1 COMPLIANCE WITH LAW. Each Party shall use commercially reasonable efforts to maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each Party shall comply with all laws, ordinances, rules and regulations (collectively, "Laws") applicable to its activities under this Agreement and each Related Agreement, including without limitation, any requirements of any product license applicable to the Products in the Territory; PROVIDED, that DURA shall be solely responsible for compliance with those Laws pertaining to the activities conducted by it hereunder and under any Related Agreement (including, without limitation, those Laws that apply to documentation and records retention pertaining to the distribution and use of Products within the Territory), notwithstanding that FDA may, as a matter of law, be entitled to hold BMS accountable or responsible (whether primarily or secondarily) for failure of DURA to comply with such Laws. Without limiting the generality of the foregoing, Dura shall not promote the Products for any indications not contained in the approved NDAs or in any manner in conflict with the approved labeling and all applicable Laws. DURA shall store the Products sold to it in compliance with all applicable laws, including, without limitation, the PDMA. BMS and DURA each shall keep all records and reports required to be kept by applicable laws and regulations. The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws to applicable regulatory authorities.

          5.1.2 REASONABLE COOPERATION. BMS and DURA each hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons (including, without limitation, all necessary notifications to the FDA and other governmental authorities identifying DURA as a distributor of the

Products); PROVIDED, that no Party shall be required to (i) pay money (other than as expressly required pursuant to this Agreement or a Related Agreement), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or any Related Agreement.

          5.1.3     COMPLIANCE AUDITS.

               5.1.3.1 From time to time as BMS may elect during the applicable Term for a given Product, during normal business hours and upon reasonable notice from BMS (but not less than 10 days notice), DURA shall permit duly authorized representatives of BMS to review and inspect the premises, facilities, Product inventory, records and documentation maintained by DURA for the purpose of determining compliance by DURA with its obligations under this Agreement and any Related Agreement.

               5.1.3.2 From time to time as DURA may elect during the applicable Term for a given Product, during normal business hours and upon reasonable advance notice from DURA (but not less than 10 days notice), BMS shall permit duly authorized representatives of DURA to inspect, on the premises of BMS where such records and inventory are kept, finished Product inventory and BMS's quality control records relating to the storage of the finished Products to ensure compliance with quality control standards and the labeling for each such Product and with applicable terms of this Agreement pertaining to the use of the Trademarks; PROVIDED, that nothing in the foregoing shall allow or be construed to allow DURA to have access to any Manufacturing Know-How of BMS or any records containing or pertaining to same (except where DURA has obtained right of access to such Know-How under Sections 2.13 or 10.5.8 of this Agreement.

     5.2  MANUFACTURING WARRANTIES.

          5.2.1 BMS warrants that each Product manufactured by or for BMS and sold to DURA under this Agreement:

               (i) will not be adulterated or misbranded under applicable FDA laws and regulations at the time the same is tendered to the common carrier for delivery to DURA; and

               (ii) will meet the Specifications therefor in all material respects at the time the same is tendered to the common carrier for delivery to DURA; and

               (iii) shall be manufactured in accordance with Good
                     Manufacturing Practices (GMPs), as established by FDA;
                     and

               (iv) will have a shelf life of not less than those months set forth in EXHIBIT 1.1(A) at the time the same is tendered to the common carrier for delivery to DURA.

          5.2.2 THE LIMITED WARRANTY PROVIDED IN SECTION 5.2.1 IS BMS' SOLE WARRANTY WITH RESPECT TO A PRODUCT THAT IS MADE BY BMS UNDER THIS AGREEMENT AND

IS MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS
ARTICLE 5 OR IN ANY RELATED AGREEMENT, BMS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION ANY WARRANTIES WITH RESPECT TO LACK OF THIRD PARTY INFRINGEMENT THAT MAY RESULT FROM THE MANUFACTURE, USE OR SALE OF ANY PRODUCT.

          5.2.3 Where DURA has acquired the right to make or have made a Product under this Agreement, DURA warrants that each Product manufactured by or for DURA under this Agreement:

               (i) will not be adulterated or misbranded under applicable FDA laws and regulations at the time the same is tendered to the common carrier for delivery to DURA; and

               (ii) will meet the Specifications therefor in all material respects at the time the same is tendered by DURA to the common carrier for delivery to a Third Party; and

               (iii) shall be manufactured in accordance with Good
                     Manufacturing Practices (GMPs), as established by FDA;
                     and

               (iv) will have a shelf life of not less than those months set forth in EXHIBIT 1.1(A) at the time the same is tendered to the common carrier for delivery by DURA.

          5.2.4 THE LIMITED WARRANTY PROVIDED IN SECTION 5.2.3 IS DURA'S SOLE WARRANTY WITH RESPECT TO A PRODUCT THAT IS MADE BY OR FOR DURA UNDER THIS AGREEMENT AND IS MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR IN ANY RELATED AGREEMENT, DURA MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION ANY WARRANTIES WITH RESPECT TO LACK OF THIRD PARTY INFRINGEMENT THAT MAY RESULT FROM THE MANUFACTURE, USE OR SALE OF ANY PRODUCT.

     5.3  DURA PRODUCT WARRANTIES.

          5.3.1 Subject to Section 5.2, DURA represents and warrants to BMS that:

               (i) DURA shall adhere to all applicable Laws relating to the handling, storage, disposal, distribution and sale of each Product in the Territory; and

               (ii) DURA's sales force will not make any promotional or other claims with respect to a Product that are not within the Product Registrations and labeling for such Product as approved by FDA and that are not in compliance with applicable law.

     5.4 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Except as may be set forth in EXHIBIT 5.4, each Party hereby represents and warrants that, as of the Execution Date:

          5.4.1 GOOD STANDING. Such Party is duly organized, validly existing and in good standing under the laws of the state of its incorporation, is duly qualified to transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and the Related Agreements and to carry out the provisions of this Agreement and the Related Agreements.

          5.4.2 POWER AND AUTHORITY. Such Party has the requisite power and authority and the legal right to own and operate its property and assets, to license and lease the property and assets it operates or uses under lease or license, and to carry on its business as it is now being conducted. Such Party has the requisite power and authority and the legal right to enter into this Agreement and the Related Agreements, and to perform its obligations hereunder and thereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the Related Agreements and the performance of its obligations hereunder and thereunder. All persons who have executed this Agreement or a Related Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby or thereby, have been duly authorized to do so by all necessary corporate action.

          5.4.3 BINDING OBLIGATION. This Agreement and the Related Agreements have been duly executed and delivered on its behalf and (assuming the due execution and delivery hereof and thereof by the other Party) each such agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court or arbitrator before which any proceeding therefor may be brought.

     5.5  REPRESENTATIONS AND WARRANTIES OF BMS.  Except as set forth in
EXHIBIT 5.5, BMS hereby represents and warrants to DURA that:

          5.5.1 NO VIOLATION OF INSTRUMENTS OR CONTRACTS. The execution and the delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) violate the Certificate of Incorporation or By-Laws of any of the BMS Entities; (ii) to the knowledge of BMS, materially conflict with or result in a material breach of any of the material terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree specifically relating to the Business to which any BMS Entity is a party or by which it is bound and which would have a material adverse effect upon the conduct of the Business as currently conducted by such BMS Entity, (iii) to the knowledge of BMS, require the affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of any of the BMS Entities, or (iv) to the knowledge of BMS, give any Third Party the right under any material instrument, agreement, mortgage, judgment, order, award or decree specifically relating to the Business the right to terminate, modify or otherwise change the rights or obligations of any of the BMS
Entities under such material instrument, agreement, mortgage, judgment, order, award or decree, the effect of which would be materially adverse to the conduct of the Business as currently conducted by such BMS Entity, or (v)
 conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any contract that is material to the conduct of the Business and to which any BMS Entity is a party or to which it is subject or bound, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on such BMS Entity's ability to perform its obligations under this Agreement or any Related Agreement.

          5.5.2 COMPLIANCE WITH LAW. Each BMS Entity is in compliance with all requirements of applicable law within the Territory, except to the extent that any noncompliance would not have a material adverse effect on the conduct of the Business as currently conducted by such BMS Entity and would not materially adversely affect BMS' ability to perform its obligations under this Agreement or any Related Agreement.

          5.5.3 LITIGATION AND CLAIMS. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, to the knowledge of BMS, governmental investigation pending or threatened in writing within the Territory relating to the Business (it being understood that this sentence does not relate in any way to the subject matter of Sections 5.2.5 and 5.2.6 of this Agreement), which, if adversely determined, would have a material adverse effect upon BMS' ability to perform its obligations under this Agreement or any Related Agreement. None of the BMS Entities is in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree relating to the Business or to the Trademarks, which violation or default would materially and adversely affect the Business; nor is any of the BMS Entities required to take any action outside of the ordinary course of business in order to avoid such violation or default.

          5.5.4 NO BROKER FEES. BMS has not incurred any liability or obligation to any broker, finder, or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement which may be directly or indirectly asserted against DURA.

     5.6  REPRESENTATIONS AND WARRANTIES OF DURA.  Except as set forth in
EXHIBIT 5.6, DURA hereby represents and warrants to BMS that:

          5.6.1 NO VIOLATION OF INSTRUMENTS OR CONTRACTS. The execution and the delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not: (i) violate the Certificate of Incorporation or By-Laws of DURA; (ii) to the knowledge of DURA, materially conflict with or result in a material breach of any of the material terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree to which DURA is a party or by which it is bound and that would have a material adverse effect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement, (iii) to the knowledge of DURA, require the affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of DURA or any of its Affiliates, or (iv) to the knowledge of DURA, give any Third Party the right under any material instrument, agreement, mortgage, judgment, order, award or decree the right to terminate, modify or otherwise change the rights or obligations of DURA or any of its Affiliates under such material instrument, agreement, mortgage, judgment, order, award or decree, the effect of which would have a material adverse effect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement, or
(v) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any contract to which DURA or any of its Affiliates is a party or to which it is subject or bound, except for such conflict, acceleration, default, breach or violation that would have a material adverse effect on DURA's ability to perform its obligations under this Agreement or any Related Agreement.

          5.6.2 COMPLIANCE WITH LAW. DURA and its Affiliates are in compliance with all requirements of applicable law within the Territory, except to the extent that any noncompliance would not have a material adverse affect upon its ability to perform its obligations under this Agreement or any Related Agreement.

          5.6.3 LITIGATION AND CLAIMS. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, to the knowledge of DURA, governmental investigation pending or threatened in writing within the Territory against DURA or any of its Affiliates where an adverse outcome would have a material adverse affect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement. DURA and its Affiliates are not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree, which violation or default would have a material adverse affect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement; nor is DURA or any of its Affiliates required to take any action outside of the ordinary course of business in order to avoid such violation or default.

          5.6.4 NO BROKER FEES. DURA has not incurred any liability or obligation to any broker, finder, or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement which may be directly or indirectly asserted against BMS.

     5.7 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT.

     5.8 NO RELIANCE BY THIRD PARTIES. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

6.   INDEMNIFICATION.

     6.1 BMS INDEMNITY. Subject to Section 6.4 hereof, BMS shall defend, indemnify and hold DURA, its Affiliates, and its and their employees, agents, officers, and directors (a "DURA PARTY") harmless from and against any and all losses, liabilities, damages, fees (including, until such time as BMS has notified DURA in writing that it will assume control of a given DURA Claim, reasonable attorneys fees and costs of litigation pertaining to such DURA Claim), and expenses paid or payable by a DURA Party to a Third Party and that result from or arise in connection with a claim, suit or other proceeding made or brought by such Third Party against a DURA Party (a "DURA CLAIM") based on (i) the breach of any obligation, covenant, agreement, representation or warranty of BMS contained in this Agreement, (ii) any sale of a Product by BMS or any of its Affiliates outside the Territory, and any use outside the Territory of any such Product sold by BMS or any of its Affiliates outside the Territory (including without limitation Claims based on or relating to product liability), whether sold by BMS or its Affiliates prior to or following the Effective Date, or (iii) infringement of a Third Party's patent rights by reason of the manufacture of a Product by or for BMS and/or its purchase by DURA under this Agreement (other than infringement of Third Party patent rights or trademarks by reason of the manufacture, use or sale of plastic containers, vials, or other components for any Azactam-Registered Trademark- Product used or provided by Baxter under the Baxter Supply Agreement and the manufacture, use or sale of the Abbott fluid containers or vials for any Maxipime-Registered Trademark- Product pursuant to the rights granted under the Abbott License Agreement); PROVIDED, however, that BMS shall not be obligated to indemnify a DURA Party under (i) or (ii) above for any loss, liability, damages, fees or expenses incurred by such DURA Party to the extent attributable to a breach by DURA of any obligation, covenant, agreement, representation or warranty of DURA contained in this Agreement or any Related Agreement, to any act or omission constituting negligence, recklessness, gross negligence, or wilful misconduct on the part of DURA or a DURA Party, and/or to any failure of DURA to identify a Product defect or nonconformity with Specifications known by or that should reasonably have been known to DURA prior to the use of such Product by a Third Party.

     6.2 DURA INDEMNITY. DURA shall defend, indemnify and hold BMS, its Affiliates, and its and their employees, agents, officers, and directors (a "BMS PARTY") harmless from and against any and all losses, liabilities, damages, fees (including, until such time as DURA has notified BMS in writing that it will assume control of a given Claim, attorneys fees and costs of litigation pertaining to such Claim), and expenses paid or payable by a BMS Party to a Third Party (including without limitation payments that BMS may be required to make to its licensors of any rights pertaining to any Product (including without limitation Fujisawa, Abbott, and Takeda) and suppliers of any components of any Product (including without limitation, Baxter)) that result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party ("BMS CLAIM") based on (i) the breach by DURA of any obligation, covenant, agreement, representation or warranty of DURA contained in this Agreement; and/or (ii) infringement of a Third Party's trademarks by reason of the use of "DURA" or any variant thereof on the labeling for a Product or any materials used in promoting or advertising a Product; and/or (iii) infringement of a Third Party's patent rights by reason of the manufacture of a Product by or for DURA or its Affiliates under this Agreement or any Related Agreement (other than infringement of Third Party patent rights or trademarks by reason of the manufacture, use or sale of plastic containers, vials, or other components for any Azactam-Registered Trademark- Product used or provided by Baxter under the Baxter Supply Agreement and the manufacture, use or sale of the Abbott fluid containers or vials for any Maxipime-Registered Trademark-Product pursuant to the rights granted under the Abbott License Agreement); PROVIDED, however, that DURA shall not be obligated to indemnify a BMS Party for any loss, liability, damages, fees or expenses incurred by such BMS Party to the extent attributable to a breach by BMS of any obligation, covenant, agreement, representation or warranty of BMS contained in this Agreement or any Related Agreement, or to any act or omission constituting negligence, recklessness, gross negligence, or wilful misconduct on the part of BMS or a BMS Party.

     6.3 CONTROL OF PROCEEDINGS. To receive the benefits of the indemnity under Sections 6.1 or 6.2, as applicable, an indemnified Party must (i) give the indemnifying Party written notice of any Claim or potential Claim promptly after the indemnified Party receives written notice of any such Claim; (ii) allow the indemnifying Party to assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 6.3 with respect to a given Claim); PROVIDED THAT the controlling Party may not settle such Claim in any manner that would require payment by the other Party, or would materially adversely affect the rights granted to the other Party hereunder, or would materially conflict with the terms of this Agreement, without first obtaining the other Party's prior written consent; and (iii) so long as such cooperation does not vitiate any legal privilege to which it is entitled, reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony).
 If the indemnifying Party defends the claim, an indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its/his/her choice and at its/his/her sole cost and expense. An indemnifying Party shall have no obligation or liability under this Article 6 as to any Claim for which settlement or compromise of such claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party.

          If the Party entitled to control the defense of such Claim notifies the other in writing that it will not defend the other Party against such Claim asserted against the other Party, or if the Party entitled to control the defense of such Claim fails to defend or take other reasonable, timely action, in response to such Claim asserted against the other Party, the other Party shall have the right, but not the obligation, to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that the other Party shall not have the right to settle such Claim in a manner that adversely affects the rights granted to the other Party hereunder, or would materially conflict with this Agreement, or would require a payment by the Party entitled to control the defense to such Third Party, without the prior written consent of Party entitled to control the defense of such Claim.

     6.4  SPECIFIC DAMAGES FOR BREACH OF SUPPLY.

          6.4.1     Subject to Sections 2.12, 6.4.2, 6.4.3, 6.4.4, and 6.4.5
below, in the event that:

           (A) BMS continuously fails to supply DURA with any conforming Product (for a given SKU#) such that DURA is unable to supply its customers with conforming Product (for such given SKU#) from the inventories maintained by BMS and DURA under Section 2.4 hereof or from inventories maintained by DURA's wholesalers for a period of *, and

          (B) such failure to supply is not attributable in whole or in part to an event covered by Article 11 hereof and/or to a failure of Baxter to supply frozen, premixed Product under the Baxter Supply Agreement (in which event the time period set forth in Section 6.4.1(A)(i) shall be extended by time period of delay or non-performance reasonably occasioned by such event or failure), then, if requested in writing by DURA ("Notice") within * after the foregoing conditions have been met, * subject to the following:

          (C)  Such Notice *

          (D) Such Notice shall not apply, and may not be exercised or given, with respect to any breaches hereunder or failure of supply (1)
               * or (2) * and

          (E) Once a Notice is given, DURA may not invoke the provisions of this Section 6.4 again with respect to such SKU# until *

          (F) * shall be offset or reduced by the amount of any damages paid or payable by BMS to DURA on account of any such breach and any payments that have been or will be made by BMS to DURA under
               Section 6.1 on account of any such breach prior to the date of payment.

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          6.4.2     Where a Notice has been served by DURA pursuant to
Section 6.4.1, DURA shall not be entitled to recover any other damages of any nature from BMS with respect to any other breach of supply under this Agreement to which DURA may be entitled to recover at law or in equity or to receive or recover any amounts payable by BMS under its indemnification obligation set forth in Section 6.1 hereof, where such damages or indemnity payment arise out of or in connection with the breaches of supply for which such Notice was served under Section 6.4.1, unless and until DURA is able to clearly demonstrate to BMS' reasonable satisfaction that its damages and/or the amounts required to be paid by BMS under Section 6.1 with respect to such breaches of supply exceed the amount of reduction in the Purchase Price that will be absorbed by BMS under Section 6.4.1.

          6.4.3     If no written Notice is provided by DURA * set forth in
Section 6.4.1, any reduction in the Purchase Price to which DURA may be entitled under this Section 6.4 shall lapse; provided, that the foregoing shall not restrict or limit DURA's ability to recover any damages to which it may be entitled at law or in equity with respect to such breach(es) of supply.

          6.4.4 In the event that DURA failed to maintain the three-month inventory required of it for a Product SKU# under Section 2.4 that is the subject to a Notice under Section 6.1.1 or if such shortfall is attributable to materially inaccurate forecasts provided by DURA, then the period of time referenced in Section 6.4.1(A) shall be increased by the period of time that DURA customers were unable to obtain Product by reason of such inventory shortfall maintained by DURA or to the extent its forecast was materially inaccurate as compared to the amounts firm-ordered.

     6.5 INSURANCE. DURA shall maintain at all times during the period that any Product is being distributed or sold by or through DURA hereunder, and for fifteen (15) years thereafter, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than Twenty Million Dollars ($20,000,000). The minimum level of insurance set forth herein shall not be construed to create a limit on DURA's liability with respect to its indemnification obligations hereunder. Prior to the Effective Date (and each anniversary thereof thereafter), DURA shall furnish to BMS a certificate of insurance evidencing such coverage as of the Effective Date (and each anniversary thereof) and upon request by BMS at any time hereafter. Each such certificate of insurance shall include a provision whereby sixty (60) days' written notice must be received by BMS prior to coverage modification or cancellation by either DURA or the insurer.

          BMS will maintain at all times during the period that any Product is being supplied to DURA by BMS and is being manufactured by or for BMS, and for fifteen (15) year thereafter, a commercially reasonable program of self-insurance and insurance with respect to its obligations under this Agreement and any Related Agreement.

7.   INFRINGEMENT OF BMS PATENTS AND TRADEMARKS.

     7.1  INFRINGEMENT BY THIRD PARTIES.

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

          7.1.1 If either Party becomes aware that a Third Party is infringing any rights in any patent rights owned or controlled by BMS or any of its Affiliates covering the composition or use of a Product or any Trademark used in connection with a Product, such Party shall give written notice to the other Party describing in detail the nature of such infringement. Subject to Section 7.1.2, BMS and its Affiliates shall have the sole right, but not the obligation, to enforce any such BMS patent rights and Trademarks against such Third Party infringer and to settle or compromise any such possible infringement by taking such action as BMS or its Affiliates may determine in their sole and absolute discretion; PROVIDED, however, that BMS may not settle any such potential infringement in a manner that materially adversely affects the rights granted to DURA hereunder or the title, rights and interests in any patent rights, Trademarks or other intellectual property rights owned or controlled by BMS or any of its Affiliates relating to the composition or use of any such Products, or that would materially conflict with this Agreement, or that would require a payment by DURA to such Third Party, or that would require the grant of any right or license by BMS to any Third Party in conflict with the rights granted to DURA hereunder, without the prior written consent of DURA. So long as such cooperation does not vitiate any legal privilege to which it is entitled, DURA agrees to provide BMS all reasonable assistance (including, without limitation, making documents and records available for review and copying and making persons within its control available for pertinent testimony), at BMS' expense, in such enforcement.

          7.1.2 In the event that BMS fails to institute an infringement suit or take other reasonable action in response to such infringement referred to in 7.1.1 within one hundred eighty (180) days after notice of such infringement has been brought to its attention, DURA shall have the right, but not the obligation, to institute such suit or take other appropriate action in its own name to enforce such BMS patent rights (but not any BMS patents pertaining to the manufacture of a Product) against such Third Party and to settle or compromise any such possible infringement by taking such action as DURA or its Affiliates may determine in their sole and absolute discretion; PROVIDED, however, that DURA may not settle any such potential infringement in a manner that would materially adversely affect any title, rights and interests in any patents, Trademarks or other intellectual property rights owned or controlled by BMS or any of its Affiliates relating to the composition or use of any Product, or that would materially conflict with any terms of this Agreement, or that would require a payment by BMS to such Third Party, or that would require the grant of any right or license by
BMS to any Third Party, without the prior written consent of BMS.    So long
as such cooperation does not vitiate any legal privilege to which it is entitled, BMS agrees to provide DURA all reasonable cooperation and assistance (including, without limitation, making documents and records available for review and copying and making persons within its control available for pertinent testimony), at DURA's expense, in such enforcement.

          7.1.3 Regardless of which Party brings an action to enforce a BMS Patent or a Trademark that is being infringed by a Third Party as provided in Section 7.1.1 or 7.1.2 above, the Party not bringing the action shall have the right to participate in such action at its own expense with its own counsel. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce such BMS Patents or Trademarks shall be paid to the Party controlling the conduct of the litigation.

          7.1.4 Upon assignment by BMS of a Trademark to DURA in accordance with Section 2.2.2 of the

Distribution Agreement, the Parties' rights and responsibilities under
Section 7.1.1 and 7.1.2 shall be reversed, MUTATIS MUTANDIS, with respect to infringement of such Trademark by a Third Party following such assignment.

          7.1.5 In the event that a Third Party files an ANDA for a Product certifying that it does not infringe any patents owned or controlled by BMS relating to such Product, the Party receiving a copy of such ANDA shall promptly forward a copy of same to the other Party. The Parties shall meet and confer within thirty (30) days following the filing of such ANDA for the purpose of determining what action should be taken with respect to such certification should both Parties conclude that such Third Party would violate Patent Rights owned or controlled by BMS. As the NDA holder, BMS shall be responsible for filing and coordinating any mutually agreed responses to FDA. DURA shall reimburse BMS for any reasonable costs incurred by BMS in connection with such filings, and will reimburse BMS for any reasonable out-of-pocket costs incurred by BMS in any legal proceedings undertaken by BMS based on the Parties mutually agreed upon course of action.

8.   PRODUCT RECALL.

     8.1  PRODUCT RECALL.    In the event that DURA obtains information that
a Product or any portion thereof should be alleged or proven not to meet the Specifications, the labeling, or the Product Registration for such Product in the Territory, DURA shall notify BMS immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such
matter.   BMS and Dura shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Products. In the event (a) any applicable regulatory authority of a state or country in the Territory should issue a request, directive or order that a Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) BMS determines that any Product already in interstate commerce in the Territory presents a risk of injury or gross deception or is otherwise defective and that recall of such Product is appropriate (a "RECALL"), each Party shall give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours of the receipt of any event. BMS shall have sole responsibility for determining all corrective action to be taken and for carrying out the Recall. DURA will provide full cooperation and assistance to BMS in connection therewith as may be requested by BMS. BMS shall be responsible for all expenses of any such Recall (including any out-of-pocket expenses incurred by DURA in connection with such cooperation), except (i) to the extent such Recall is attributable to any negligence on the part of DURA or any breach by DURA of its obligations under this Agreement or any other agreement then in force and effect between DURA and BMS, in which event DURA will reimburse BMS for its costs and expenses incurred that are so attributable to such actions by DURA or (ii) where the Product was manufactured by or for DURA (other than by BMS), in which event DURA will reimburse BMS for its costs and expenses incurred in effecting such Recall.

9.   CONFIDENTIALITY.

     9.1  CONFIDENTIALITY.

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

          9.1.1 Each Party acknowledges that it may receive confidential or proprietary information of the other Party in the performance of this Agreement. Each Party shall use commercially reasonable efforts to safeguard and to hold such information received by it from the other Party in confidence, and shall limit disclosure of the furnishing Party's information to those employees and consultants of the receiving Party and its Affiliates who are bound by a written obligation of confidentiality to the receiving Party that is consistent with the terms of this Article 9. Each Party shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other Party, without first having obtained the furnishing Party's written consent to such disclosure or use. "CONFIDENTIAL INFORMATION" shall include, INTER ALIA, know-how, scientific information, the terms of this Agreement, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

         (i) information that is known to the receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

         (ii) information that is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without reference to or reliance upon the information furnished by the disclosing Party, as evidenced by written records or other competent proof;

         (iii) information disclosed to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

         (iv) any other information that becomes part of the public domain through no fault or negligence of the receiving Party.

The receiving Party shall also be entitled to disclose the other Party's Confidential Information (1) that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction, (2) as may be necessary or appropriate in connection with the enforcement of this Agreement or any Related Agreement, (3) as required in furtherance of a Party's
obligations under this Agreement or any Related Agreement; or   (4) as may be
necessary for the conduct of clinical studies; PROVIDED, that the Party required to disclose such information shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency or court or other disclosee, and that, in the case of disclosures under (1) shall provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

          9.1.2 The obligations set forth in this Section 9.1 shall survive the termination or expiration of this Agreement for five (5) years. Nothing in this Article 9 shall be construed to create or imply any right or license under any patent rights, trademarks, copyrights or other intellectual property rights owned or controlled by a Party or its Affiliates except as may be expressly set forth in other Articles of this Agreement.

          9.1.3 The confidentiality obligations set forth in this Article 9 shall supersede the Confidential Disclosure Agreement dated as of July 22, 1998 "Confidentiality Agreement") between the Parties, shall govern any and all information disclosed by either Party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidential Disclosure Agreement.

     9.2 USE OF INFORMATION. Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby.

     9.3 RELIEF. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Article 9.

10.  TERMINATION.

     10.1 TERM. This Agreement shall become effective as of the Effective Date and, unless sooner terminated as provided in this Article 10, shall expire:

          10.1.1 As to Azactam-Registered Trademark- and all rights granted under the Distribution Agreement with respect to said Product, on October 1, 2005 (the "AZACTAM-Registered Trademark- TERM").

          10.1.2 As to Maxipime-Registered Trademark- and all rights granted under the Distribution Agreement with respect to said Product, on February 1, 2008 (the "MAXIPIME-Registered Trademark- TERM").

     10.2 BREACH.

          10.2.1 Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party, if it is not in material default hereunder, to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue substantive actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity (except as provided in Section 6.4), to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice.

          10.2.2 Except as provided in Section 6.4, termination by a Party of the Distribution Agreement, in whole or as to a given Product, for failure on the part of the other Party to comply with any of the material obligations contained in said Distribution Agreement shall entitle the terminating Party thereunder, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement (provided that if such Distribution Agreement is only terminated as to a specific Product, then termination hereunder shall be as to such Product only) by giving written notice to take effect immediately upon delivery of such notice.

     10.3 INSOLVENCY OR BANKRUPTCY. In the event that a Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of such Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against such Party (as to which, if involuntary commenced against such Party, such Party is not able to obtain dismissal within 90 days after commencement thereof) in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, then such Party shall not be relieved in any respect of its obligations hereunder, and, in addition to any other remedies available to it by law or in equity, the other Party may terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to such Party.

     10.4 OTHER TERMINATION SITUATIONS. BMS may (without prejudice to any of its other rights conferred on it by this Agreement or by law) terminate this Agreement effective immediately by giving written notice to such effect to DURA in the event that:

          10.4.1 DURA engages in illegal activities or illegal conduct which materially and adversely damages the market or potential market for a Product (i) in the Territory and/or (ii) in other countries of the world when taken as a whole; or

          10.4.2. BMS withdraws a given Product from the U.S. market for safety reasons in connection with a withdrawal of the Product from its markets worldwide generally for such reasons (in which event the termination shall be limited to such Product only).

     10.5 EFFECT OF TERMINATION.

          10.5.1    Upon termination of this Agreement by BMS pursuant to
Section 10.2 (as to the entire Agreement), 10.3, or 10.4.1, DURA shall promptly: (i) return to BMS all relevant records, materials or confidential information relating to the Products in its (or any Affiliates or contractors') possession or control; (ii) except as provided in Section 10.5.3, discontinue all marketing, sale, and distribution of the Products, and return where BMS elects to purchase same pursuant to Section 10.5.3 or is required to purchase same pursuant to Section 10.5.4, return in accordance with Section 10.5.3 or 10.5.4, as the case may be, any inventory of Products then on hand at DURA facilities or that of its designee (with BMS to reimburse DURA for transportation charges of same to BMS); and (iii) except as provided in Section 10.5.3, discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the

Trademarks, cooperate with BMS to execute such documents and take such actions as may be necessary to cancel any registration of DURA as a Permitted User or Registered User of the Trademarks, and DURA's right to use the Trademarks for the Products in the Territory shall terminate.

          10.5.2 Upon expiration of this Agreement (as to a given Product) or upon the termination of this Agreement by BMS pursuant to Section 10.2.2 (as to a given Product) or 10.4.2 (as to a given Product), DURA shall promptly: (i) return to BMS all relevant records, materials or confidential information relating to the affected Product in its (or any Affiliates or contractors') possession or control; (ii) except as provided in Section 10.5.3, discontinue all marketing, sale, and distribution of the affected Product, and return, where BMS elects to purchase same pursuant to Section
10.5.3 or is required to purchase same pursuant to Section 10.5.4, return in accordance with Section 10.5.3 or 10.5.4, as the case may be, any inventory of the affected Product then on hand at DURA facilities or that of its designee (with BMS to reimburse DURA for transportation charges of same to BMS, except that, if terminated by BMS pursuant to Section 10.2, then such transportation charges shall be at DURA's expense); and (iii) except as provided in Section 10.5.3, discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the Trademarks, cooperate with BMS to execute such documents and take such actions as may be necessary to cancel any registration of DURA as a Permitted User or Registered User of the Trademarks with respect to the affected Product, and DURA's right to use the Trademarks for the affected Product in the Territory shall terminate.

          10.5.3 Upon expiration of this Agreement or upon the termination of this Agreement by BMS pursuant to any of Sections 10.1, 10.3,
10.4.1 or 10.4.2, DURA shall be entitled, for three (3) months following such termination, to sell in the Territory any Product then on hand and to use the Trademarks for such limited purpose, subject to the following. BMS may elect in its sole and absolute discretion, upon written notice given to DURA at any time prior to the end of said 3-month period, to purchase from DURA, and DURA shall (if such written notice is provided by BMS) sell to BMS, such amount (including up to all) of the Product then in DURA's inventory at the end of such 3-month period at the price paid for each Product by DURA as BMS may elect to purchase; PROVIDED, however, that, where such written notice was provided by BMS, BMS shall not be obligated to repurchase any Products which are not in good condition, which are labeled as requiring storage under refrigerated or freezing conditions, which are not in full, unopened, factory-sealed cases, whose labeling or packaging have been altered or damaged, or which have at the time of return a then remaining shelf life of less than twelve (12) months for any Product.

          10.5.4 Upon the termination of this Agreement by DURA pursuant to Section 10.2 or 10.3, DURA shall be entitled, for three (3) months following such termination, to sell in the Territory any Product then on hand to which such termination applies and to use the Trademarks for such limited purpose, subject to the following. DURA may elect upon written notice to BMS given within said 3-month period, to require that BMS purchase from DURA, and DURA shall sell to BMS, all Products then in DURA's inventory at the price paid for such Product by DURA; PROVIDED, however, that where DURA provides such written notice, BMS shall not be obligated to repurchase any Products which are not in good condition, which are labeled as requiring storage under refrigerated or freezing conditions, which are not in full, unopened, factory-sealed cases, whose labeling or packaging have been altered or damaged, or which have at the time of return a then remaining shelf life of less than twelve (12) months for any Product.

          10.5.5 Neither BMS or DURA shall incur any liability to the other by reason of the expiration or termination of this Agreement as provided herein, nor for its non-renewal, whether for loss of goodwill, anticipated profits or otherwise, and BMS and DURA shall accept all rights granted and all obligations assumed hereunder, including those in connection with such expiration or termination in full satisfaction of any claim resulting from such expiration or termination.

          10.5.6 Any acceptance by BMS of any order from DURA or the sale of any Products by BMS to DURA after the expiration or termination of this Agreement shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

          10.5.7 Exercise by a Party of its rights as to return, sale and resale of Products under this Section 10.5 shall preclude the exercise of such rights a second time under the Distribution Agreement.

          10.5.8 Upon termination of this Agreement by DURA in accordance with the terms hereof, and provided that DURA does not thereafter elect to terminate its rights under the Distribution Agreement, BMS shall, if requested in writing by DURA (and so long as DURA certifies to BMS that DURA intends to manufacture, or have a Third Party manufacture for DURA, the Product for marketing in the Territory), promptly provide Manufacturing Know-How to DURA and grant DURA the rights and licenses set forth in Section
2.13 hereof, subject to the terms and conditions set forth in said Section 2.13, as though DURA were intending to manufacture the Product for marketing the Territory following the Applicable Term.

     10.6 ACCRUED RIGHTS, SURVIVING OBLIGATIONS.

          10.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          10.6.2 Termination of this Agreement, in whole or in part, shall not terminate DURA's obligation to pay the Purchase Price for Product which has been sold to it or firm ordered by it hereunder prior to the effective date of termination. All of the Parties' rights and obligations under Articles 1, 4 , 6, 7, 8, 9, 11, 12, 13 (where applicable), and 14 and Sections 2.5, 2.6, 2.8, 2.11, 2.13, 5.1, 5.2, 5.3, 5.7, 5.8, 10.5 (as
applicable), and 10.6  shall survive termination.

11.  FORCE MAJEURE.

     Any delays in performance by any Party under this Agreement shall not be considered a breach of this

Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, materials shortages or failure of any supplier, where such shortage or failure is attributable to a supplier's breach of its agreement with BMS or with a Third Party subcontractor or to an event of force majeure suffered by such supplier), fire, flood, earthquake, hurricanes, storms, tornados, explosion, riots, wars, civil disorder, failure of public utilities or common carriers, failure of Baxter to supply Product, labor disturbances, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Party suffering such occurrence uses commercially reasonable efforts to mitigate. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing, and shall have no liability for such non-performance, for so long as it is so disabled and the 30 days thereafter. During any period when BMS is unable to supply the total demands of all of its customers for firm orders of a Product SKU# for any reason covered by this Article 11, BMS may allocate any available Product among the firm orders placed by DURA and BMS' Third Party customers and licensees, excluding BMS' own divisions and departments, proportionately to the amounts so firm-ordered by DURA and such Third Parties and licensees. Notwithstanding the foregoing, nothing in this Article 11 shall excuse or suspend the obligation to make any payment due under this Agreement or in any Related Agreement in the manner and at the time provided.

12.  NOTICES.

     Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

          (a)  If to BMS:

               Bristol-Myers Squibb U.S. Pharmaceutical Group
               777 Scudders Mill Road
               Plainsboro, NJ  08536
               Attention: President, U.S. Pharmaceuticals Group


with a copy to its Vice President and Senior Counsel, U.S. Pharmaceuticals Group at the same address

          (b)  If to DURA:

               Dura Pharmaceuticals, Inc.
               7475 Lusk Boulevard
               San Diego, CA 92121

               Attention: President

with a copy to its General Counsel at the same address

All notices shall be deemed given when received by the addressee.

13.  NON-SOLICITATION.

     13.1 NON-SOLICITATION.    For a period of three (3) years following the
Effective Date, neither Party or its Affiliates shall employ, contract with, or solicit, directly or indirectly, any employee of the other Party or any of its Affiliates, wherever located, who was or is at any time a member of the research and development group, franchise management group, manufacturing group, financial group, or sales force or marketing group and whose duties encompassed any duties pertaining to any Product, without the prior written consent of the other Party; provided, that the foregoing restriction on solicitation shall not apply to advertisements run in trade journals or other publications or on the Internet that are targeted to qualified individuals generally for the position in question.

14.  MISCELLANEOUS PROVISIONS.

     14.1 ASSIGNMENT. Neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each Party (i) may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other Party (although, in such event, the assigning Party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to all Products, provided, that such successor or purchaser has agreed in writing to assume all of such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Party hereunder.

     14.2 NON-WAIVER. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

     14.3 DISPUTE RESOLUTION.

          14.3.1 The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under or in connection with this Agreement, including without limitation all financial disputes and any disputes as to the validity, construction, performance, default, or breach hereof, in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, but subject to Section
14.3.3 below, the Parties agree to follow the procedures set forth in this
Section 14.3 if and when such disputes arise under or in connection with this Agreement between the Parties (except as provided in Section 14.3.4 below). If the Parties cannot resolve the dispute within 30 days of formal request by either Party to the other, any Party may, by written notice to the other, have such dispute referred to the President of DURA and the President of the BMS U.S. Pharmaceutical Group (or their designees) for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days after such notice is received, then such dispute shall be finally resolved, but only if written notice is thereafter served by a Party on the other Party specifically requesting binding arbitration pursuant to Section 14.3.2, by binding arbitration (except as set forth in Section 14.3.4 below) under Section 14.3.2 hereof.

          14.3.2 Where a Party has served a written notice upon the other requesting binding arbitration of a dispute pursuant to this Section 14.3.2, any such arbitration shall be held in New York, New York (if DURA was the Party providing such written notice) or in San Diego, California (if BMS was the Party providing such written notice), according to the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the AAA rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the New York Rules of Evidence, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator shall also be able to award direct, indirect and, where permitted by this Agreement, consequential damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses, of the arbitrators, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section 14.3.

          14.3.3 Notwithstanding anything to the contrary in this Section 14.3, either Party may seek immediate

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

injunctive or other interim relief without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement of the patent rights, copyright rights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of Article 9 hereof.

          14.3.4 Notwithstanding anything to the contrary in this Section 14.3, DURA shall be entitled to seek damages without resort to arbitration from any court of competent jurisdiction with respect to any breach by BMS of its supply obligations hereunder, and if so elected by DURA, BMS shall be entitled, but not obligated, to pursue such damages as it may have against DURA in any such proceeding without resort to arbitration.

     14.4 ENTIRETY OF AGREEMENT. This Agreement, the Exhibits attached hereto, and the Related Agreements where herein referenced, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the Party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either Party hereto.

     14.5 PUBLIC ANNOUNCEMENTS.    The form and content of any public
announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the other Party shall use commercially reasonable efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

     14.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflicts of law principles.

     14.7 RELATIONSHIP OF THE PARTIES. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and DURA. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

     14.8 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

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

     14.9 SEVERABILITY. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties' original intent.

     14.10 CUMULATIVE RIGHTS. Except as herein expressly provided, the rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties, and all of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

     14.11 NO OTHER RIGHTS. No rights or licenses in or to either Party's patent rights, know-how, copyrights or trademarks are granted by a Party to the other, or shall be created or implied hereunder, except those licenses and rights that are expressly granted in this Agreement.

     14.12 EXPENSES. BMS and DURA shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and, except as set forth in this Agreement or any Related Agreements, the performance of the obligations contemplated hereby and thereby.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK - THE SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in multiple counterparts by its duly authorized representative.

DURA PHARMACEUTICALS, INC.           BRISTOL-MYERS SQUIBB COMPANY

By: /s/ Cam L. Garner                By: /s/ Donald J. Hayden, Jr.
    -----------------------------       ----------------------------------------
                                          Donald J. Hayden, Jr.

Title: President & Chief Executive    Title: President-Worldwide Medicines Group
       Officer                               -----------------------------------
       ---------------------------

Date: 12/21/98                        Date:
      -----------------------------         ------------------------------------




                      [SIGNATURE PAGE TO THE SUPPLY AGREEMENT]

                                       EXHIBITS


Exhibit 1.1A   -    List of Products and Trademarks

Exhibit 1.1B   -    Specifications for the Products

Exhibit 2.3.1  -    Initial Order of Product for First Six Months After
                    Effective Date

Exhibit 2.12   -    Maximum Annual Capacity

Exhibit 3.1    -    Purchase Price for Product Ordered 1/1/99-12/31/99; Minimum
                    Batch Sizes

Exhibit 3.2    -    Purchase Price for Finished Product Inventory

Exhibit 5.4    -    Exceptions to Mutual Representations and Warranties

Exhibit 5.5    -    Exceptions to Representations and Warranties of BMS

Exhibit 5.6    -    Exceptions to Representations and Warranties of  DURA

                                       42